EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Spectra Energy Corp and Spectra Energy Capital, LLC on Form S-3 of our report dated April 2, 2007, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Capital, LLC (formerly Duke Capital LLC), (which report expresses an unqualified opinion and includes an explanatory paragraphs regarding the adoption of a new accounting standard and the contribution of the member’s equity of Spectra energy Capital, LLC by its parent, Duke energy Corporation, to Spectra Energy Corp as a result of Duke Energy Corporation’s spin-off of the natural gas businesses effective January 2, 2007) appearing in the Annual Reports on Form 10-K of Spectra Energy Corp and Spectra Energy Capital, LLC for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectuses of Spectra Energy Corp and Spectra Energy Capital, LLC, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 9, 2007